Supplementary Agreement III

This Agreement is made on April 20, 2004 at Yichang, China

BETWEEN

Spur Chemicals (BVI) Inc. (“Spur”) Legal Address: Road Town, Tortola, British Virgin Islands Legal Representative: Name: Yingbin Ian He Title: President Nationality: Canadian

AND

Hubei Yichang Phosphorus Chemicals Group Company Limited(“YPCC”)
Legal Address: 114 Yanjiang Avenue, Yichang City, Hubei, China 443000
Legal Representative:
Name: Qin Qigui
Title: General Manager
Nationality: Chinese

WHEREAS:

A.        Spur has invested substantial amount of time and capital into Yichang Integrated Phosphorus and Mining projects since 1996, totaling more than RMB ¥50,000,000;

B.        Spur and YPCC signed a joint venture contract on June 25, 2003 on the establishment of Yichang Maple Leaf Chemicals Ltd. (“YMC”);

C.        Spur and YPCC signed a supplementary contract on November 9, 2003 with a view to restructuring YMC in due course in order to improve the project economics and to maximize the profit of the project;

D.        Spur, YPCC and Yuanfeng Chemicals Ltd. entered into a joint venture contract and an acquisition agreement on November 8, 2004 under which Spur has acquired 65% of the Xinyuan Factory and Yichang Spur Chemicals Ltd. (“YSC”) has been established. The total investment in YSC is RMB ¥ 150,000,000 to construct a phosphoric acid plant with an annual capacity of 60,000 tonnes per year and a NPK fertilizer plant with an annual capacity of 300,000 tonnes;

E.        A Scoping Study on One Million t/a High Grade Phosphate Fertilizer Project dated December 2003 authored by Nanhua Group Design Institute and a Mine Design Planning Report of a Sino-Canadian Joint Venture Yichang Phosphate Fertilizer Project Phosphate Mine dated March 2004 authored by China Global Engineering Company Huabei Design Institute have been produced; and

F.        After intensive negotiation between Spur and YPCC and consultation with Yichang Government, Spur and YPCC wish to restructure YMC with the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT THE PARTIES AGREE AS FOLLOWS:

1.        Definition and Appendices

            The following terms shall have the meanings set out below:

“Canadian Dollar” or “Can $” means the lawful currency of Canada.
“Renminbi” or “RMB¥” means the lawful currency of China.
“United States Dollars” or “US$” means the lawful currency of the United States of America.
“Second Phase” means the second phase under the joint venture contract of YSC.

            This Supplementary Agreement is based on the following reports and appendices:

2.        Investment of the Remaining Registered Capital of YMC

           Spur shall try its best to invest its remaining amount of its subscribed registered capital of YMC in accordance with the following schedules:

(a)	Within two years of the approval of this Supplementary Agreement, Spur shall have paid cumulatively 35% of its subscribed registered capital of YMC, i.e., RMB¥74,256,000(US $8,946,000);

(b)	Within four years of the approval of this Supplementary Agreement, Spur shall have paid cumulatively 65% of its subscribed registered capital of YMC, i.e., RMB¥137,904,000(US $16,614,000); and

(c)	Within five years of the approval of this Supplementary Agreement, Spur shall have paid cumulatively 100% of its subscribed registered capital of YMC, i.e., RMB¥212,160,000(US $25,561,000).

           If there is a conflict between the investment circumstances or market conditions with the above schedule, Spur shall be entitled to make necessary adjustment of the above schedule in accordance with investment circumstances and market conditions.

3.        Settlement of Yuanfeng’s Shares in YSC

           YPCC warrants to Spur that YPCC shall sign an agreement with Yuanfeng on the construction of second phase of the fertilizer project under YMC within six months of the approval of the restructured YMC. Spur shall be exempted from performing further contractual obligations under YSC joint venture contract, the acquisition agreement, and the articles of association.

           Spur and YPCC agree that the first phase of YSC shall remain under YSC until YMC and YSC are merged or amalgamated into YMC.

           YPCC warrants that it will ensure that Yuanfeng shall not object to the merger of YMC and YSC.

4.        Board of Directors

           Spur and YPCC agrees that the board of directors shall consist of four members. Spur shall appoint three members, including the chairman. YPCC shall appoint the vice chairman.

5.        Representations, Warranties, and Covenants

           YPCC makes the following representations and warranties in order to induce Spur to enter into this Supplementary Agreement, knowing that Spur will rely on these representations and warranties to enter into this Supplementary Agreement:

(a)	YPCC is the only legal owner of the mining rights as evidenced by the mining licenses;

(b)
The mining rights to be transferred to YMC from YPCC are free from any form of liabilities, contracts, indebtedness secured or unsecured actual or contingent, including any pledge, guarantee, mortgage or charge or any governmental restrictions or conditions;

(c)	The mining rights are true, valid, and legal and are in good standing;

(d)	The deposits covered under the mining rights are consistent with the deposits in the resource verification reports; and

(e)
YPCC have completed its corporate procedure to approve this Supplementary Agreement and the signing or execution of this Supplementary Agreement shall make this Supplementary Agreement legally binding upon YPCC.

YPCC covenants with Spur the following:

(a)	YPCC shall complete the transfer of the mining license to the restructured YMC over Shukongping within 6 months of the approval of the restructured YMC; and

(b)	YPCC shall ensure that Yuanfeng shall not object to all the restructured arrangement under this Supplementary Agreement.

6.        Arbitration

(a)
In the event a dispute arises in connection with the interpretation or implementation of this Supplementary Agreement, Joint Venture Contract and Articles of Association, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within thirty (30) days after the commencement of discussions, then any Party may submit the dispute for arbitration in Singapore for arbitration pursuant to the arbitration rules of Singapore International Arbitration Centre. The languages used in the arbitration shall be Chinese and English. All the materials, affidavits, statement of claim, statement of defense, arbitration award and supporting reasons shall be in both Chinese and English. There shall be three (3) arbitrators all of whom shall be fluent in Mandarin Chinese and English.

(b)	The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

(c)	The costs of arbitration shall be borne by the losing Party or Parties, unless otherwise determined by the arbitration award.

(d)
When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Supplementary Agreement, Joint Venture Contract and Articles of Association.

(e)
In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Supplementary Agreement, Joint Venture Contract and Articles of Association, each Party expressly waives the defense of sovereign immunity. Any award of the arbitrators shall be enforceable by any court having jurisdiction over a Party against which the award has been rendered, or wherever assets of a Party against which the award has been rendered can be located and shall be enforceable in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958, New York).

7.        Supplementary Provision

            The auditor of the restructured YMC shall be appointed by YMC.

            Each Party shall have the right to change its legal representative and shall promptly notify the other Parties of such change and the name, position and nationality of its new legal representative. Such change shall not in any way affect the validity of this Supplementary Agreement.

            Both parties shall take steps to implement the provisions under this Supplementary Agreement and give effect to the provisions of this Supplementary Agreement.

            Both parties agree that YSC shall be merged or amalgamated into YMC at appropriate time.

            If there is any conflict or discrepancy between this Supplementary Agreement and the joint venture contract, articles of association, or the supplementary contract of YMC, or the joint venture contract, articles of association, or the acquisition agreement of YSC, this Supplementary Agreement shall prevail.

            This Supplementary Agreement and the Joint Venture Contract and the Articles of Association of YMC shall be written in both Chinese and English. Both versions are equally authentic and have same legal effect.

            This Supplementary Agreement is signed in Yichang, Hubei, China, by the authorized representatives of YPCC and Spur on April 19, 2004.

The Corporate Seal of Hubei Yichang	)
Chemical Group Company Limited	)
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The Corporate Seal of Spur Chemicals	)
(BVI) Inc. was hereunto affixed in the	)
presence of:	)
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Authorized Signatory	)
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